Exhibit 99.1

AmpliPhi Biosciences Corporation 4870 Sadler Road Glen Allen, Virginia 23060

Press Release

AmpliPhi BioSciences Corporation Announces $13 Million Financing

Richmond, VA, USA, Ljubljana, Slovenia, and Sydney, Australia, March 10, 2015 – AmpliPhi BioSciences Corporation, (OTCQB: APHB), a global leader in bacteriophage-based antibacterial therapies to treat drug resistant infections, announced today that it has entered into definitive purchase agreements of common stock and warrants with a group of institutional accredited investors, including both existing and new investors, as well as with its strategic alliance partner Intrexon (NYSE: XON), to raise approximately $13,000,000 in a private placement financing. Pursuant to the purchase agreements, the Company will issue an aggregate of 78,787,880 shares of the Company's common stock at a price per share of $0.165, as well as the sale and issuance of warrants to purchase 0.25 shares of common stock for each share of common stock per warrant share. The warrants, which represent the right to purchase an aggregate of 19,696,971 shares of common stock, expire in March 2020 and will be exercisable at a price of $0.215 per share. The warrants will be exercisable beginning on the later of (i) the first anniversary of the date of issuance and (ii) the date AmpliPhi effects a reverse stock split or increases the number of authorized shares of common stock, in either case in an amount sufficient to permit the exercise in full of the warrants issued in this offering. If the reverse stock split or share increase occurs before the first anniversary, the warrants will be exercisable at that time.

Estimated net proceeds from the placement will be approximately $12,155,000. The private placement is expected to close on or about March 16, 2015, subject to customary closing conditions.

Roth Capital Partners and Griffin Securities, Inc. served as placement agents for the offering.

“AmpliPhi is looking forward to an exciting 2015 as our programs approach the clinic. This financing round provides the necessary capital to advance our phage therapy programs into clinical trials. Together with our world-class partners, which include notable research institutions and our strategic collaborator Intrexon Corporation, we are well positioned to finally realize the potential of phage-based therapies to make a key contribution to addressing the global need for alternative therapies that address the potentially devastating effects of drug resistant infections,” said Jeremy Curnock Cook, Chairman and Interim CEO, AmpliPhi.

AmpliPhi will use the proceeds from the fundraising to advance its three programs in methicillin-resistant staphylococcus aureus (MRSA), Pseudomonas aeruginosa infections in Cystic Fibrosis and Clostridium difficile.  For its most advanced phage program, AmpliPhage-002 in MRSA, AmpliPhi intends to file an IND and commence Phase I clinical trials by year-end 2015.   In its P. aeruginosa program (AmpliPhage-001) the Company expects to complete inhalation toxicology studies by the end of 2015.  The Company’s goal with respect to AmpliPhage-004 in C. difficile is to conclude pre-clinical efficacy studies during 2015.

Commenting on Intrexon’s investment into AmpliPhi, Gregory Frost, Ph.D., Senior Vice President and Head of Intrexon’s Health Sector said, “We are increasing our level of commitment to these collaborative programs with AmpliPhi and are pleased to support the Company in their efforts to develop next-generation phage therapies against some of the most challenging infectious diseases.”

The securities offered in this private placement transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the investors, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering. Any offering of the Company's securities under the resale registration statement referred to above will be made only by means of a prospectus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

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AmpliPhi Biosciences Corporation 4870 Sadler Road Glen Allen, Virginia 23060

Press Release

About AmpliPhi BioSciences
AmpliPhi BioSciences Corporation (OTCQB: APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. The Company's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is collaborating with a number of leading organizations, including Intrexon Corporation (NYSE: XON), the U.S. Army, The Royal Brompton Clinic in London, UK and UK-based University of Leicester, to rapidly advance bacteriophage-based therapies. The Company is US-headquartered in Richmond, Virginia and has primary operations in Ljubljana, Slovenia and Sydney, Australia.

For more information, visit www.ampliphibio.com.

About Bacteriophage
Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defence for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

Forward Looking Statements
Statements in this press release about the potential use of bacteriophages to treat bacterial infections, the development of bacteriophage-based therapies and AmpliPhi's clinical, research and development plans are forward looking statements subject to risks and uncertainties, including without limitation the risk that such therapies may not be successfully developed, will require extensive and expensive nonclinical and clinical testing, may not be safe or efficacious, and may not be approved for marketing by the United States Food and Drug Administration or any foreign regulatory agency. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to AmpliPhi's business in general, see AmpliPhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, filed with the Securities and Exchange Commission (SEC) on September 12, 2014.

For further information please contact
Company and Investor relations:	Media relations (USA)	Media Relations (Europe and ROW)
Baxter Phillips III Chief Business Officer +1-804-754-5442 bfp@ampliphibio.com	Danielle Lewis/Fern Lazar Lazar Partners + 1 212-867-1762 ampliphi@lazarpartners.com	Gemma Howe/Sue Charles (Europe) Instinctif Partners +44 (0)20 7457 2020 Dr. Douglas Pretsell/Sue Charles (Australia) +61 (0)3 9657 0706 ampliphi@instinctif.com